UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

E. Kevin Hrusovsky, Senior Vice President and President, Life Sciences and Technology of PerkinElmer, Inc. (the “Company”) informed the Company on May 7, 2013 that he was resigning from the Company effective as of May 31, 2013. The Company and Mr. Hrusovsky have agreed that as a result of this resignation, Mr. Hrusovsky will be entitled to the benefits associated with a “Constructive Termination Upon Change of Control” under the Caliper Life Sciences, Inc. Key Employee Change of Control and Severance Benefit Plan, as amended and restated as of December 8, 2010, and as further modified by a letter agreement between Mr. Hrusovsky and the Company dated December 12, 2012. The Company and Mr. Hrusovsky entered into a Consulting Agreement (the “Agreement”) on May 10, 2013 whereby Mr. Hrusovsky will provide consulting services to the Company beginning on June 1, 2013 for a period of up to one year. Under the Agreement, Mr. Hrusovsky will work approximately 8 hours per week and be paid at a rate of $20,833 per month. Either party can terminate the Agreement on 30 days prior written notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: May 10, 2013	By: /s/ John L. Healy

John L. Healy

Vice President and Assistant Secretary